Final Pricing Term Sheet

February 21, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333-175150

Carpenter Technology Corporation

Pricing Term Sheet

Issuer:	Carpenter Technology Corporation

Size:	$300,000,000

Maturity:	March 1, 2023

Coupon:	4.450%

Price:	99.847% of face amount

Yield to maturity:	4.469%

Spread to Benchmark Treasury:	T+ 250bps

Benchmark Treasury:	2.000% due February 15, 2023

Benchmark Treasury Price and Yield:	100-09 and 1.969%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2013

Optional Redemption Provisions/Make-whole call:

At any time prior December 1, 2022 at the option of the Company, all or a portion of the Notes may be redeemed at any time, or from time to time, on no less than 30 nor more than 60 days’ notice mailed to holders thereof, each at a make-whole price equal the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the present value of the remaining scheduled payments of principal and interest discounted at a rate equal to Treasury plus 37.5 basis points, in each case, plus accrued and unpaid interest to the redemption date

At any time on or after December 1, 2022 (three months prior to their maturity date), at the option of the Company, all or a portion of the Notes may be redeemed at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to the date of redemption.

Settlement:	T+3; February 26, 2013

CUSIP/ISIN:	144285 AK9 / US144285AK99

Book Runners:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC Santander Investment Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, or contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

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